Exhibit 5.1
[McKenna Long & Aldridge LLP Letterhead]
August 14, 2008
Board of Directors
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281

Re:	Registration Statement on Form S-3 of US Airways Group, Inc.
Ladies and Gentlemen:
We have acted as counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-137806) (the “Registration Statement”) and the prospectus included therein and the prospectus supplement dated August 14, 2008, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to 21,850,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and the underwriter of such offering.
The opinion hereinafter set forth is given at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth in numbered paragraph (1) below (our “Opinion”), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.
Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.
In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the record of corporate proceedings, and the Underwriting Agreement. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

US Airways Group, Inc.
August 14, 2008

As to various factual matters that are material to our Opinion, we have relied upon: (i) factual statements set forth in a certificate of an officer of the Company, (ii) resolutions adopted by the Board of Directors of the Company, dated August 13, 2008, together with the resolutions adopted by the Pricing Committee of the Board of Directors of the Company, dated as of August 14, 2008, and (iii) originals or copies of certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.
We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of the General Corporation Law of the State of Delaware as now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the issuance of the Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.
Based upon and subject to the foregoing, we are of the following opinion:
(1)	the Shares, when issued and delivered against payment in full of the price therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement.
Very truly yours,
/s/ McKenna Long & Aldridge LLP
McKENNA LONG & ALDRIDGE LLP